UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 26, 2016

Digital Turbine, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-35958	22-2267658
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Guadalupe Street Suite # 302, Austin TX	78701
(Address of Principal Executive Offices)	(Zip Code)

(512) 387-7717

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 31, 2016, Andrew Schleimer resigned as the Chief Financial Officer of Digital Turbine, Inc. (the “Company”), effective on September 12, 2016. Mr. Schleimer will provide consulting services to the Company for a transitional period while the Company’s new Chief Financial Officer is integrated.

(c) On August 26, 2016 the Board of Directors approved the Company entering an employment agreement (the “Agreement”) with Barrett Garrison, which was executed on August 31, 2016, pursuant to which Mr. Garrison will be the Executive Vice President and Chief Financial Officer of the Company, starting September 12, 2016 (“Start Date”).

The Agreement has a two year term with equity, salary and bonus compensation components. For the equity component, Mr. Garrison received options for 450,000 shares of common stock under the Company’s equity incentive plan at the closing price on the Start Date. The options will vest over a three year term as follows: 150,000 on the first anniversary of the Start Date, then 12,500 shares on a monthly basis for the following two years (three year total vesting). In the event of a Change of Control, as such term is defined in the Agreement, all unvested options shall vest immediately.

For the salary component, Mr. Garrison will receive an annual salary of $300,000. For the bonus component, Mr. Garrison will have a bonus opportunity, on an annual basis, to receive a performance bonus of up to 50% of his base salary. Mr. Garrison’s bonus opportunity is based on corporate performance criteria, and personal performance criteria in the discretion of the Compensation Committee of the Company. The corporate performance criteria are, for the remainder of the current fiscal year ended March 31, 2017, based on previously budgeted Company revenue and Adjusted EBITDA targets. A similar structure applies for the balance of the term of the Agreement, except that the Compensation Committee may use, instead of Adjusted EBITDA, a different measure that it determines to be the most important earnings measure used publicly by the Company (for example, EBITDA without adjustment), and will also determine the target level of revenue and of such earnings measure. The Compensation Committee will first consult with Mr. Garrison prior to making such determinations.

The Company will reimburse Mr. Garrison for the reasonable and documented expense that he incurs in substantially completing the relocation of his principal personal residence to Austin, Texas not later than December 31, 2016, not to exceed $25,000.

In the event Mr. Garrison is terminated without cause or if he were to voluntarily resign for good reason, each as defined in the Agreement, he would be entitled to receive his salary for the balance of the term, continuation of any executive health and group health plan benefits to the extent authorized by COBRA, a pro-rata portion of any bonus that would have been earned through the termination date, and, finally, acceleration of vesting of a pro-rata portion of any options that would have vested had his vesting occurred a monthly basis, advanced to the next month.

The Agreement also contains customary provisions regarding intellectual property, confidentiality, and non-solicitation and indemnification.

Prior to being appointed the Company’s Executive Vice President and Chief Financial Officer, Mr. Garrison, 40, was the Chief Financial Officer of Competitor Group, Inc., a media and event company in the active lifestyle industry, from March 2014 to March 2015; the Chief Financial Officer of Netspend, a division of TSYS Company, a leading provider of reloadable prepaid debit cards, from June 2013 to March 2014, and the Treasurer/VP of Finance from October 2008 to June 2013. Prior to his Netspend position, Mr. Garrison served in senior financial roles at Dell Financial Services, Seiko Instruments International and Austaco, Inc. Mr. Garrison has a Master of Business Administration with a concentration in Finance from St. Edwards University and a Bachelor of Business Administration in Finance from The University of New Mexico, Robert O. Anderson School of Management.

There are no transactions, or proposed transactions, to which the Company is or was to be a party and in which Mr. Garrison had a direct or indirect material interest that are required to be disclosed under Item 404(a) of Regulation S-K, nor are there any family relationships among Mr. Garrison and any other directors or officers of the Company.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is appended hereto as Exhibit 10.1 and is incorporated herein by reference.

A copy of the press release regarding the above is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

10.1	Employment Agreement, dated August 31, 2016, between Digital Turbine, Inc. and Barrett Garrison.
99.1	Press release dated August 31, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 31, 2016	Digital Turbine, Inc.

	By:	/s/ William Stone
William Stone
Chief Executive Officer